Exhibit 10.29

AMENDMENT NO. 1

TO

SENIOR EXECUTIVE SEVERANCE AGREEMENT.

The Ryland Group, Inc. (the “Company”) and                              (the “Executive”) wish to amend the Severance Agreement originally dated as of                                        to comply with the final Regulations issued under Internal Revenue Code section 409A.

Accordingly, the Agreement is amended as follows, effective January 1, 2005:

1.                                       Section 1.1 is amended in its entirety, as follows:

“1.1                           Lump Sum Cash Payment.  On the date of the Executive’s Separation from Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive an amount equal to the Executive’s unpaid, annualized base salary for the remainder of the year in which the Separation from Service occurs and a pro rata bonus through the date of Separation from Service.  Also, on the date of the Executive’s Separation from Service with the Corporation or any successor corporation, the Corporation or any successor corporation will pay the Executive a lump sum cash payment equal to two (2) times the highest Annual Compensation (as hereinafter defined) for any of the three (3) calendar years immediately preceding the date of Separation from Service.  For purposes of this Section 1.1, the pro-rata bonus shall be an amount equal to the highest bonus earned by the Executive within the three (3) calendar years immediately preceding the date of Separation from Service, pro rated for the period served during the year in which the Separation from Service occurs.  Notwithstanding the preceding, should the payment made to the Executive in accordance with this Section be determined to be a payment from a nonqualified deferred compensation plan, as defined by section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) (e.g., payments for termination for Good Reason), this payments will be made on the date that is six months after the date of the Executive’s Separation from Service.”

2.                                       Section 1.2 is amended in its entirety, as follows:

“1.2                           Accelerated Vesting.  All rights, awards and benefits of the Executive provided pursuant to this Agreement, the TRG Incentive Plan, any deferred compensation plans (including the Executive and Director Deferred Compensation Plan and any successor or replacement plans) and any incentive, bonus, stock option, equity incentive, restricted stock, insurance or split dollar insurance program, relocation equity program, or other benefit plans of the Corporation in which the Executive participates prior to the Change of Control shall immediately vest in full and the Executive shall receive a distribution of the amount of these rights, awards and benefits in accordance with the applicable benefit, document or plan.”

3.                                       Section 1.3 is amended in its entirety. as follows:

“1.3                           Insurance and Other Special Benefits.  The Executive’s participation in the life, medical, dental, vision, AD&D, prescription drug, long-term disability, and executive medical reimbursement program outlined in the Executive’s Compensation Program prior to the Change of Control shall be continued or equivalent benefits provided by the Corporation or any successor corporation or affiliate of such successor corporation (the “Responsible Corporation”), at no cost to the Executive, for a period of two (2) years from the date of the Executive’s Separation from Service.  Additionally, on the date of Separation from Service, the Responsible Corporation shall pay to the Executive a lump sum cash payment equal to the value of coverage under the Company’s supplemental early retirement plan, executive life insurance program, personal health services allowance and health club benefit program for a period of two years.  Notwithstanding the preceding, should the payment made to the Executive in accordance with this Section be determined to be a payment from a nonqualified deferred compensation plan, as defined by section 409A of the Code (e.g., payments for termination for Good Reason), this payment will be made on the date that is six months after the date of the Executive’s Separation from Service.”

4.                                       The first sentence of Section 1.4 is amended by adding the word “reasonable” before the phrase “expenses incurred in that relocation”.

5.                                       Section 1.4 is further amended by adding the following language to the end of that Section:

“All reimbursements of relocation expenses under this Section shall be paid by the last day of the third calendar year following the year in which the Executive has a Separation from Service.  All reimbursements of taxes payable on the reimbursed amounts shall be paid by the last day of the calendar year following the year in which the Executive remits the related tax payment.”

6.                                       Section 1.5 is amended in its entirety, as follows:

“1.5                           Stock Rights.  All stock options, stock appreciation rights, stock purchase rights, restricted stock rights and any similar rights which the Executive holds shall become fully vested and, to the extent permitted by, or exempt from, Code section 409A, exercisable on the date of Separation from Service.”

7.                                       Section 1.6 is amended in its entirety, as follows:

1.6                                 Outplacement Assistance.  The Executive shall be reimbursed by the Responsible Corporation for the costs of all reasonable outplacement services obtained by the Executive within the two (2) year period after the date of the Executive’s Separation from Service provided the total reimbursement shall be limited to an amount equal to twenty-five percent (25%) of the Executive’s Annual Compensation for the calendar year immediately preceding the date of the Executive’s Separation from Service.  Alternatively, the Executive may elect, by December 31, 2008, to receive a cash payment equal to ten percent (10%) of the Executive’s Annual Compensation for the calendar year immediately preceding the date of the Executive’s Separation from Service in lieu of the foregoing reimbursement.

All reimbursements of outplacement services expenses under this Section shall be paid by the last day of the third calendar year following the year in which the Executive has a Separation from Service.

Any cash payment under this Section shall be made on (or within 30 days after) the date of Separation from Service.  Notwithstanding the preceding, should the payment made to the Executive in accordance with this Section (if any) be determined to be a payment from a nonqualified deferred compensation plan, as defined by section 409A of the Code (e.g., payments for termination for Good Reason), this payment will be made on the date that is six months after the date of the Executive’s Separation from Service.”

8.                                       Section 1.7(iii) is amended in its entirety, as follows:

“(iii)                         A “Separation from Service” shall take place in the event that the Executive’s employment is terminated (a) by the Corporation without Cause (as hereinafter defined) or (b) by the Executive with Good Reason (as hereinafter defined).  The Executive’s employment is terminated as of the date the Corporation and the Executive reasonably anticipate that no further services will be performed or that the level of bona fide services the Executive will perform will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Corporation if the Executive has been providing services to the Corporation for less than 36 months).”

9.                                       The phrase “Termination of Employment” shall be replaced with the phrase “Separation from Service” in each place where it appears in the Agreement.

10.                                 Section 1.8 is amended by adding the following language to the end of that Section:

“Any payment under this Section shall be made to the Executive by the end of the calendar year following the calendar year in which the Executive remits the related taxes.”

11.                                 Section 2.1 is amended by adding the following language to the end of that Section:

“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section during the period commencing on the date of Separation from Service and ending on death.  Any reimbursement of fees and expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.”

12.                                 Section 2.2 is amended by adding the following language to the end of that Section:

“The Executive shall be entitled to reimbursement of the fees and expenses described under this Section during the period commencing on the date of Separation from Service and ending on death.  Any reimbursement of fees and expenses under this Section shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:
	R. Chad Dreier, Chairman	[Executive]
and Chief Executive Officer

Attest:
Timothy J. Geckle,
Secretary

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